Exhibit 10.01

                             DISTRIBUTION AGREEMENT


         THIS DISTRIBUTION AGREEMENT ("Agreement") is made and entered into this ___ day of August, 2003 by and between Derma Sciences, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania and having its principal place of business at 214 Carnegie Center, Suite 100, Princeton, New Jersey 08540 ("Derma") and Argentum Medical, LLC, a limited liability company organized under the laws of the state of Delaware and having its principal place of business at 240 81st Street, Clarendon Hills, Illinois 60514 ("Argentum").

                              W I T N E S S E T H:

         WHEREAS, Argentum is the exclusive licensee of certain intellectual property rights relative to silver plated wound dressings;

         WHEREAS, Derma is engaged in the business of marketing, selling and distributing a wide variety of wound care products and is desirous of serving as the exclusive distributor for the account of Argentum with respect to the below named products and territory;

         WHEREAS, Argentum desires to engage Derma and Derma desires to be engaged for the foregoing purposes;

         NOW, THEREFORE, the Parties hereto, in consideration of the premises and the mutual covenants and undertakings herein contained, agree as follows:

                             Article 1. Definitions

         1.1 As used in this Agreement, the following terms shall have the meanings specified in this Article 1.1: (i) "Products" shall mean those products set forth on Exhibit A hereof, (ii) "United States Military" shall mean that market segment consisting of all facilities operated or maintained

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by any of the armed forces of the Unites States and the United States Health
Service (excluding facilities operated by the Veterans Administration) wheresoever located, (iii) "Canada" shall mean all current and potential purchasers of the Products, without limitation, located within Canada, and (iv) "Market Segment" shall mean the United States Military and/or Canada, as the context may require.

                             Article 2. Appointment

         2.1 Subject to the terms and conditions of this Agreement, Argentum hereby appoints Derma as Argentum's exclusive sales distributor in the following Market Segments: (i) United States Military, and (ii) Canada. Pursuant to this appointment, Derma shall have the exclusive right to market and sell all of the Products to the United States Military and within Canada.

         2.2. In a manner reasonably satisfactory to Argentum, Derma shall: (i) devote reasonable efforts to the diligent promotion, marketing, sale and distribution of the Products; (ii) provide and maintain a competent and aggressive organization for the promotion, marketing, sale and distribution of the Products; and (iii) assure competent and prompt handling of inquiries, orders, shipments, billings, collections and returns of or with respect to the Products.

         2.3 Derma shall be responsible for the planning and execution of all promotional activities in support of the marketing and sale of the Products (the "Promotions"). In furtherance of the Promotions, Argentum shall sell to Derma, at a 20% discount from the Contract Price defined in Section 4.1 hereof, up to 10% of the unit volume of the Products purchased and sold under Article 4 hereof. Derma undertakes and agrees that it will expend relative to the Promotions an amount equivalent to the total dollar value of the aforereferenced discounts.

         2.4 Argentum agrees to provide to Derma, at Argentum's sole expense, reasonable quantities of Product literature in English only. Except as specified in sections 2.3 above and this

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section 2.4, Argentum and Derma shall assume and be responsible for their respective expenses relative to implementation of this Agreement.

         2.5 During the term of this Agreement, each Party shall be considered an independent contractor and shall not be considered a partner, employee, agent or servant of the other. As such, neither Party has any authority of any nature whatsoever to bind the other or incur any liability for or on behalf of the other.

                   Article 3. Certain Performance Requirements

         3.1 Derma agrees to promote, market, sell and distribute the Products only to customers and potential customers within the Market Segments. Derma will not, directly or indirectly, promote, market, sell, distribute or ship the Products outside, or for ultimate use outside, the Market Segments.

         3.2 Derma shall maintain a sufficient inventory of the Products to adequately service its markets. All such inventory shall be subject to inspection by Argentum or its agents during normal business hours upon 72 hours written notice.

         3.3 Derma shall be responsible for and shall collect all governmental and regulatory taxes, charges and fees that may be due and owing relative to the Products.

         3.4 The Products shall be advertised, marketed, sold and distributed by Derma in compliance with the statutes and regulations of the applicable governmental authorities having jurisdiction over the Market Segments.

         3.5 Derma agrees not to make, or permit any of its employees, agents or representatives to make, any claims for properties or results relating to the Products unless such claims have been authorized by Argentum and are consistent with applicable statutory and regulatory requirements.

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         3.6 Derma shall not use any label, advertisement or marketing material on, with respect to or relating to the Products unless such label, advertisement or marketing material has first been submitted to and approved by Argentum in writing. Such approval shall not be unreasonably withheld.

              Article 4. Sale of the Products by Argentum to Derma

         4.1 During the term of this Agreement, Argentum shall sell to Derma, and Derma shall purchase from Argentum, the Products at such price (the "Contract Price") hereinafter defined. For orders placed by Derma during the first 12-month period of the term of this Agreement, the Contract Price for the Products shall be as set forth in Exhibit A hereof, FOB and freight prepaid to Derma's Old Forge or St. Louis facility, at Derma's election. At least 90 days prior to the end of each subsequent 12-month period of the term of this Agreement, the Parties shall commence good faith negotiations to determine and agree upon the Contract Price for the next 12-month period of the term. The Parties undertake and agree that such Contract Price shall bear a reasonable relationship to the Contract Price in effect for the preceding 12-month period of the term.

         In the event that either: (i) the direct costs for raw materials, manufacturing and/or packaging of the Products increase or decrease by ten percent (10%) from the prevailing Contract Price established under this section 4.1, or (ii) the retail prices reasonably chargeable to the purchasers of the Products increase or decrease by ten percent (10%) from prices theretofore in effect, and in the further event that at the time of the foregoing increase(s) or decrease(s), there remain at least three months in the prevailing 12-month period of the term hereof, then the Parties shall initiate good faith negotiations with a view to making appropriate adjustments to the Contract Price so as to equitably share the benefits and/or burdens of the subject cost and/or price increase(s) or decrease(s). In the further event that the parties determine that a decrease in the Contract Price is

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warranted, Argentum will apply such decrease to Products purchased by Derma during the previous ninety (90) day period.

         4.2 During the term of this Agreement, Argentum shall sell to Derma, and Derma shall purchase from Argentum, the Products in the following Minimum Order Quantities (MOQ):

  Market Segments    Year 1       Year 2      Year 3        Year 4        Year 5

  U. S. Military     $500,000     $750,000    $1,500,000    $3,000,000    $5,000,000
  Canada             $125,000     $250,000      $375,000      $500,000      $600,000

         4.3 In the event Derma fails to meet the foregoing Minimum Order Quantity requirement, Argentum may, at its option: (i) cancel this Agreement; or
(ii) amend this Agreement to remove Derma's exclusive distribution rights relative to the Products within the Market Segments. Anything hereinbefore contained to the contrary notwithstanding, such cancellation or amendment shall constitute Argentum's sole and exclusive remedy for any failure by Derma to meet the Minimum Order Quantity requirements.

         4.4 Derma shall furnish to Argentum, not later than the 1st day of each calendar quarter during the term of this Agreement, its best estimate of Products to be purchased during the subject quarter.

         4.5 Payment terms for the Products shall be "net thirty (30) days" from delivery thereof to Derma's warehouse at the designated delivery (FOB) point.

         4.6 The Products will be packaged and labeled in accordance with specifications provided by Derma to Argentum. Ownership of and title to the Products and all risk of loss with respect thereto shall pass to Derma upon delivery of such Products by Argentum to Derma's warehouse at the designated delivery (FOB) point.

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         4.7 Argentum warrants and guarantees that: (i) upon delivery by
Argentum the Products will comply with all specifications provided by Argentum relative to the Products and will be of comparable quality to all samples delivered to Derma; (ii) the Products will not be altered or misbranded; (iii) the Products do not and will not infringe upon or violate any patent, copyright, trademark, tradename or, without limitation, any other intellectual property rights belonging to others; (iv) all weights, measures, sizes, legends, or descriptions printed, stamped, attached or otherwise indicated by Argentum with regard to the Products are true and correct; and (v) the Products are not knowingly in violation of any laws, ordinances, statues, rules, or regulations of the United States or Canada or any local government or any subdivision or agency thereof. Except as expressly stated in this Article 4.7 and except as may be expressly stated by Argentum on the Products or on Argentum's packaging or in Argentum's information accompanying the Products at the time of shipment to Derma hereunder, ARGENTUM MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WITH RESPECT TO THE PRODUCTS, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ARGENTUM NEITHER ASSUMES NOR AUTHORIZES ANYONE TO ASSUME FOR IT ANY OBLIGATION OR LIABILITY IN CONNECTION WITH THE PRODUCTS. Derma shall not make any representation or warranty with respect to the Products that is more extensive than, or inconsistent with, the limited warranty set forth in this Article 4.7 or that is inconsistent with the policies or publications of Argentum relating to the Products.

         DERMA'S EXCLUSIVE REMEDY FOR BREACH OF ANY WARRANTY HEREUNDER IS THE DELIVERY BY ARGENTUM OF ADDITIONAL QUANTITIES OF THE PRODUCTS IN REPLACEMENT OF THE NON-CONFORMING PRODUCTS OR THE

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REFUND OF THE CONTRACT PRICE FOR THE PRODUCTS THAT IS COVERED BY THE WARRANTY,
AT DERMA'S OPTION. ARGENTUM SHALL HAVE NO OTHER OBLIGATION OR LIABILITY FOR DAMAGES TO DERMA OR ANY OTHER PERSON OF ANY TYPE, INCLUDING, BUT NOT LIMITED TO, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR OTHER COMMERCIAL OR ECONOMIC LOSS, OR ANY OTHER LOSS, DAMAGE OR EXPENSE, ARISING OUT OF OR IN CONNECTION WITH THE SALE, USE, LOSS OF USE, NONPERFORMANCE OR REPLACEMENT OF THE PRODUCTS.

                         Article 5. Term and Termination

         5.1 The initial term of this Agreement shall be for a period of five years from the date of this Agreement. After the initial term, this Agreement shall be extended for additional terms of five years each unless Derma shall have failed to meet the MOQs set forth in section 4.2 hereinabove and such failure is continuing as of the expiration of the initial or renewal term, as applicable, of this Agreement. During successive years of the renewal term(s) of this Agreement, the MOQs specified in Section 4.2 shall increase by ten percent (10%) per year over the MOQs in effect during year 5 of the initial term of this Agreement.

         5.2 Either Party shall have the absolute right to terminate this Agreement if the other Party fails to perform or breaches, in any material respect, any of the terms of this Agreement.

         5.3 In the event Derma fails to perform or breaches any of the terms of this Agreement, Argentum agrees to provide Derma notice of intention to terminate this Agreement. Derma shall have thirty (30) days from the date of receipt of such notice to remedy its breach and/or failure to perform in accordance with the terms of this Agreement.

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         5.4 This Agreement shall automatically terminate effective six months after the end of any 12-month period of the term of this Agreement referred to in Article 4.1 hereof if the Parties are unable to agree upon the Contract Price for the succeeding 12-month period of the term.

         5.5 Upon termination of this Agreement for any reason whatsoever, Argentum shall, not later than 120 days following such termination, repurchase all of Derma's inventory of the Products at the Contract Price thereof less a 10% repackaging charge.

                      Article 6. Trademarks and Trade Names

         6.1 All trademarks, trade names, service marks, logos and derivatives thereof relating to the Products (the "Trademarks"), and all patents, technology and other intellectual property relating to the Products, are the sole and exclusive property of Argentum or its affiliates. Argentum hereby grants Derma permission to use the Trademarks for the limited purpose of performing its obligations under this Agreement.

         6.2 Derma agrees to use the Trademarks in full compliance with rules prescribed from time to time by Argentum. Derma may not use any Trademark as part of any corporate name or with any prefix, suffix or other modifying words, terms, designs or symbols. In addition, Derma may not use any Trademark in connection with the sale of any unauthorized product or service or in any other manner not explicitly authorized in writing by Argentum.

                       Article 7. Confidential Information

         7.1 Each Party recognizes and acknowledges that both will have access to confidential information and trade secrets of the other relating to research, development, manufacturing, marketing, financial and other business-related activities ("Confidential Information"). Such Confidential Information constitutes valuable, special and unique property of each Party. Other than as necessary to perform the terms of this Agreement, neither Party shall, during and after the

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term of this Agreement, make any use of such Confidential Information, or disclose any of such Confidential Information to any person or firm, corporation, association or other entity, for any reason or purpose whatsoever except as required by law or as specifically allowed in writing by an authorized representative of the other. In the event of a breach or threatened breach by either Party of the provisions of this Article 7, each Party shall be entitled to an injunction restraining the other Party from disclosing and/or using, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting either Party from pursuing other remedies available to it for such breach or threatened breach of this Article 7, including the recovery of damages from the other Party. The above does not apply to information or material that was: (i) disclosed to the receiving Party by a third Party under no obligation of confidentiality; (ii) known to the public or generally available to the public prior to the date it was received by either Party; or (iii) required by law to be disclosed.

                            Article 8. Force Majeure

         8.1 Neither Derma nor Argentum shall be liable hereunder if either is prevented from performing any of its obligations hereunder by reason of any factor beyond its reasonable control, including, without limitation, fire, explosion, accident, riot, flood, drought, storm, earthquake, lightning, frost, civil commotion, sabotage, vandalism, smoke, hail, embargo, act of God or the public enemy, other casualty, strike or lockout, or interference, prohibition or restriction imposed by any government or any officer or agent thereof ("Force Majeure"). Excepting delay of performance as reasonably necessary due to Force Majeure, Derma and Argentum's obligations shall not be suspended or canceled during the period of such Force Majeure. A Party shall give to the other Party prompt notice of any such Force Majeure, the date of commencement thereof and its probable duration and shall give further notice in like manner upon the termination thereof. Each

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Party hereto shall endeavor with due diligence to resume compliance with its obligations hereunder at the earliest date and shall do all that it reasonably can to overcome or mitigate the effects of any such Force Majeure upon a Party's obligations under this Agreement. Should the Force Majeure continue for more than six (6) months, then either Party shall thereafter have the right to terminate this Agreement forthwith.

                              Article 9. Amendment

         9.1 No modification, alteration, addition or change in the terms hereof shall be binding on either Party hereto unless reduced to writing and executed by the duly authorized representative of each Party.

                          Article 10. Entire Agreement

         10.1 This Agreement shall supersede any and all prior agreements, understandings, arrangements, promises, representations, warranties, and/or contracts of any form or nature whatsoever, whether oral or in writing and whether explicit or implicit, which may have been entered into prior to the execution hereof between the Parties, their officers, directors or employees as to the subject matter hereof. Neither of the Parties hereto has relied upon any oral representation or oral information given to it by any representative of the other Party.

                             Article 11. Assignment

         11.1 Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by either Party without the prior written consent of the other.

                       Article 12. Governing Law and Forum

         12.1 Any controversy arising under this Agreement or in relation to this Agreement shall be conducted in Princeton, New Jersey, United States, or as near thereto as practicable, and shall be

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governed by the laws of the state of New Jersey and the laws of the United
States applicable therein.

                               Article 13. Notice

        13.1 All notices, payments, demands, or consents required or permitted under this Agreement shall be in writing and shall be delivered personally or sent by certified or registered mail or by recognized courier service to the respective Parties at the address set forth below or at such other address as may be given by either Party to the other in writing:

                           To Derma:

                           Derma Sciences, Inc.
                           214 Carnegie Center, Suite 100
                           Princeton, NJ  08540

                           To Argentum:

                           Argentum Medical, LLC
                           240 81st Street
                           Clarendon Hills, IL 60514

                           Copy to:

                           Argentum Medical, LLC
                           Attn:  Gregg Silver
                           3700 North Lake Shore Drive
                           Chicago, IL 60613

                               Article 14. Waiver

         14.1 Either Party's failure to enforce, at any time, any of the provisions of this Agreement or any right with respect thereto shall not be considered a waiver of such provisions or rights or in any way affect the validity of same. Either Party's exercise of any of its rights shall not preclude or prejudice said Party thereafter from exercising the same or any other right it may have irrespective of any previous action by said Party.

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                             Article 15. Arbitration

         15.1 Except as provided in Article 8.1, any dispute, controversy or claim arising out of or in relation to or in connection with this Agreement, the operations carried out under this Agreement or the relationship of the Parties created under this Agreement, shall be exclusively and finally settled by confidential arbitration, and any Party may submit such a dispute, controversy or claim to arbitration. The arbitration proceeding shall be held in the jurisdiction, and shall be governed by the laws, specified by Article 12 hereof, shall be conducted in the English language and shall be governed by the procedural rules of the American Arbitration Association ("AAA").

         A single arbitrator shall be appointed by unanimous consent of the Parties. If the Parties cannot reach agreement on an arbitrator within forty-five (45) days of the submission of a notice of arbitration, the AAA shall appoint an independent arbitrator. If the AAA is unable to appoint, or fails to appoint, an arbitrator within ninety (90) days of being requested to do so, then the arbitration shall be heard by three arbitrators, one selected by each Party within the thirty (30) days of being required to do so, and the third promptly selected by the two arbitrators selected by the Parties.

         The arbitrators shall announce the award and the reasons therefor in writing within one month after the conclusion of the presentation of evidence and oral or written argument, or within such longer period as the Parties may agree upon in writing. The decision of the arbitrators shall be final and binding upon the Parties. Judgment upon the award rendered may be entered in any court having jurisdiction over the person or the assets of the Party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. Unless otherwise determined by the arbitrator, each Party involved in the arbitration

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shall bear the expense of its own counsel, experts and presentation of proof.
The expense of the arbitrator(s) and the AAA shall be divided equally among the Parties.

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         IN WITNESS WHEREOF, the parties have hereunder set their hands and seals as of the date first hereinabove written.

              DERMA SCIENCES, INC.


              By:
                   ---------------------------------------------------------
                    Edward J. Quilty
                    President and Chief Executive Officer


              ARGENTUM MEDICAL, LLC.


              By:
                   ---------------------------------------------------------
                    Gregg Silver
                    Chief Executive Officer


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                                    EXHIBIT A

 Contract Prices


Products                           Finished Products       Unfinished Products1
--------

Wound Contact Dressings
WCD-44                                        *                         *
WCD-412                                       *                         *
WCD-1012                                      *                         *
WCD-466                                       *                         *

Island Dressings
ID-44                                         *                         *
ID-66                                         *                         *

Wound Pad Dressings
WPD-22                                        *                         *
WPD-44                                        *                         *
WPD-48                                        *                         *
WPIV-22                                       *                         *
Wound Packing Strips                                                    *
WPS-124                                       *                         *
WPS-112                                       *                         *

Adhesive Bandage Strips
AS-13A                                        *                         *
Burn Contact Dressings
BCD-44                                        *                         *
BCD-48                                        *                         *
BCD-816                                       *                         *
BCD-1616                                      *                         *
BCD-5412                                      *                         *

Burn Pad Dressings
BPD-44                                        *                         *
BPD-48                                        *                         *
BPD-816                                       *                         *


*Items marked with an asterisk have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted material has been filed separately with the Commission.

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EXHIBIT A

 Contract Prices (Continued)


Products                           Finished Products       Unfinished Products2
--------

Elastic Burn Wraps
BW-466                                        *                         *
BW-6108                                       *                         *

Out-Patient Burn Gloves
OBG-01PED                                     *                         *
OBG-01S                                       *                         *
OBG-01M                                       *                         *
OBG-01L                                       *                         *
OBG-01XL                                      *                         *
OBG-01XXL                                     *                         *






*Items marked with an asterisk have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omitted material has been filed separately with the Commission.

--------

1 "Unfinished Products" are Products shipped in bulk, unpackaged and non-sterilized.

2 "Unfinished Products" are Products shipped in bulk, unpackaged and non-sterilized.